EXHIBIT B

                              REPURCHASE AGREEMENT

         This Repurchase Agreement (the "Agreement") is made as of the 5th day of June, 1998, by and between American Real Estate Holdings Limited Partnership ("AREH"), a Delaware limited partnership, and Nevar LLC (the "Company"), a New York limited liability company.

                                    RECITALS:

         WHEREAS, AREH and Nybor Limited Partnership, an affiliate of the Company ("Nybor"), are the owners of certain Guaranteed First Mortgage Notes of Stratosphere Corp. (Stratosphere Corp., together with its subsidiaries and any successors or assigns of any thereof are referred to collectively herein as "Stratosphere Corp.");

         WHEREAS, Stratosphere Corp. and its wholly-owned subsidiary, Stratosphere Gaming Corp., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, on January 27, 1997;

         WHEREAS, Stratosphere Corp., as debtor in possession of its bankruptcy estate, filed a Second Amended Plan of Reorganization which, as proposed, would provide holders of the Stratosphere Bonds with 100% of the post-reorganization equity in Stratosphere Corp.;

         WHEREAS, if the Second Amended Plan of Reorganization of Stratosphere Corp. is approved as submitted to the bankruptcy court, AREH and Nybor would
hold,  in  the  aggregate,   a  controlling   interest  in   post-reorganization
Stratosphere Corp.;

         WHEREAS, AREH and Nybor intend to enter into arrangements with respect to the ownership and operation of Stratosphere Corp.;

         WHEREAS, AREH, Nybor and the Company are currently attempting to obtain certain licenses which will permit them to own, operate and manage the Stratosphere Tower, Casino and Hotel, presently owned by Stratosphere Corp., upon their anticipated attainment of a controlling interest in Stratosphere Corp.;

         WHEREAS, if the Company obtains such licenses necessary to own, operate and manage the Stratosphere Tower, Casino and Hotel prior to Stratosphere Corp.'s reorganization under Chapter 11 of the United States Bankruptcy Code and before AREH can obtain such licenses, AREH wishes to sell its Stratosphere Bonds (as hereinafter defined) to the Company;

         WHEREAS, if the above-referenced sale of Stratosphere Bonds occurs, AREH plans to repurchase from the Company the Stratosphere Bonds formerly held by it if and when it also obtains the licenses necessary to own, operate and manage the Stratosphere Tower, Casino and Hotel; and

         WHEREAS, AREH and the Company wish to express their agreement on certain other related terms, as set forth herein.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement, intending themselves and their respective successors and assigns to be legally bound, agree as follows:

                             I. THE SALE TRANSACTION

         AREH agrees to sell and transfer to the Company, and the Company agrees to buy from AREH, on the Closing Date (as hereinafter defined), all Stratosphere Bonds (as defined on Exhibit A, attached hereto and made a part hereof) which are held by AREH at the time of the Closing (as hereinafter defined), including the right to receive any Proceeds (as defined on Exhibit A) thereon received after the Closing (such Stratosphere Bonds together with such Proceeds are referred to herein collectively as the "AREH Bonds"), for cash consideration (the "Purchase Price") in the amount of Forty-Two Million Eight Hundred Ten Thousand Nine Hundred Fifty Dollars (US $42,810,950.00), which amount shall be
(i) reduced by the product of such amount and a fraction (A) the numerator of which is the principal amount of Stratosphere Bonds sold by AREH between the execution of this Agreement and the Closing Date pursuant to Section 6.1(C) of this Agreement, and (B) the denominator of which is the principal amount of Stratosphere Bonds held by AREH at the time of the execution of this Agreement and (ii) increased by the aggregate amount paid by AREH for Stratosphere Bonds purchased after the execution of this Agreement and which are still held at the time of the Closing.

                                   II. CLOSING

         2.1 The consummation of the transaction contemplated in Article I of this Agreement (the "Closing") shall occur immediately prior to the effective date of the Second Plan of Reorganization of Stratosphere Corp. under Chapter 11 of the United States Bankruptcy Code (the "Closing Date"), under consideration as of the date hereof (and as amended after the date hereof, to the extent that any such amendments have been deemed acceptable by the Company and AREH), if but only if, prior thereto, the Company has obtained Licensing (as hereinafter defined) and AREH has not yet obtained Licensing.

         2.2 Closing shall not occur, and this Agreement shall be automatically terminated without further action by the parties hereto, if any of the following events occur before the Closing Date:

                  A. AREH obtains Licensing before, or at the same time as the Company obtains Licensing;

                  B. AREH obtains Licensing before, or at the same time as, the Plan of Reorganization of Stratosphere Corp. becomes effective; OR

                  C. Carl C. Icahn, the Company's sole member, fails to obtain Licensing prior to the date which is eighteen
                           (18) months after the execution of this Agreement.

         2.3 Closing shall be held at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036. The Company shall provide AREH with written notice of the Closing Date and the time of the Closing at least three (3) days prior to the Closing Date.

                  A.     At Closing, AREH shall deliver to the Company:

                         (1)   the AREH Bonds;

                         (2)   duly  executed  instruments   transferring  sole
                               ownership of the AREH Bonds to the Company; and

                         (3) such other and further documents and instruments as the Company shall reasonably request prior to the Closing Date.

                  B.     At Closing, the Company shall deliver to AREH:

                         (1)   the Purchase Price; and

                         (2) such other and further documents and instruments as AREH shall reasonably request prior to the Closing Date.

                       III. REPRESENTATIONS OF THE PARTIES

         3.1 AREH represents to the Company and its successors and assigns that:

                  A. AREH is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority necessary to own, sell and reacquire the AREH Bonds pursuant to this Agreement;

                  B. AREH has full power and authority necessary to execute and deliver, and perform all obligations pursuant to, this Agreement;

                  C. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the General Partner of AREH and no other approval or proceedings by AREH, its partners or any other entity (other than approvals or proceedings necessary for AREH to obtain Licensing) is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

                  D. This Agreement has been duly and validly executed and delivered by AREH, and constitutes the valid and binding agreement of AREH, enforceable against AREH in accordance with its terms;

                  E. The execution and delivery by AREH of this Agreement will not: (i) conflict with, or constitute a breach of, or a default under, any applicable law, rule, judgment, order, writ, injunction, or decree of any court, or rule or regulation of any administrative agency or other governmental authority to which AREH is subject; (ii) violate any provision of the Certificate of Limited Partnership or the Agreement of Limited Partnership of AREH; (iii) violate any provision of, result in the breach of, or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) an obligation under any mortgage, lien, lease, contract, license, instrument, or any other agreement to which AREH is a party; or (iv) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the AREH Bonds; and

                  F. All negotiations relative to this Agreement have been carried on by it directly without the intervention of any broker, finder or third party other than attorneys, accountants or other professionals retained to represent it and compensable by other than a brokerage or finders fee or commission.

         3.2 The Company represents to AREH and its successors and assigns that:

                  A. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York with full power and authority necessary to acquire, own and resell the AREH Bonds pursuant to this Agreement;

                  B. The Company has full power and authority necessary to execute and deliver, and perform all obligations pursuant to, this Agreement;

                  C. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Company and the sole member of the Company, and no other approval or proceedings by the Company, its member or any other entity (other than approvals or proceedings necessary for the Company to obtain Licensing) is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

                  D. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

                  E. The execution and delivery by the Company of this Agreement will not: (i) conflict with, or constitute a breach of, or a default under, any applicable law, rule, judgment, order, writ, injunction, or decree of any court, or rule or regulation of any administrative agency or other governmental authority to which the Company is subject; (ii) violate any provision of the Articles of Organization or the Operating Agreement of the Company; (iii) violate any provision of, result in the breach of, or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both), an obligation under, any mortgage, lien, lease, contract, license, instrument, or any other agreement to which the Company is a party; or (iv) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the AREH Bonds;

                  F. All negotiations relative to this Agreement have been carried on by it directly without the intervention of any broker, finder or third party other than attorneys, accountants or other professionals retained to represent it and compensable by other than a brokerage or finders fee or commission; and

                  G. If the Company were to borrow the Purchase Price as of the date of the execution of this Agreement, the approximate cost of such funds to the Company would be the rate of Interest (as defined on Exhibit A).

                           IV. ACTIONS BY THE COMPANY

         4.1  Notwithstanding any terms or provisions to the contrary in Section
4.2 of this Agreement, after the Closing and prior to the Repurchase Closing, if any, the Company shall have full and complete authority to take any and all action with respect to all Stratosphere Bonds held by it and any and all action with respect to its investment in Stratosphere Corp.

         4.2 Except as provided in Section 4.1 of this Agreement, the Company shall generally limit its activities to the following during the term of this
Agreement:

                  A. Accepting funds ("Icahn Advance") from Carl C. Icahn or any entities which are at least 95% directly or indirectly owned by Carl C. Icahn (collectively, "Icahn Affiliates", which term shall not include Nevar or Stratosphere Corp. or the successors or assigns of any thereof), to be used by the Company pursuant to Section 4.1 in respect of the AREH Bonds, or to pay any amounts necessary to exercise any options, warrants or other similar rights and interests issued or distributed by Stratosphere Corp. in respect of the ownership of the AREH Bonds ("Options"), and repaying such funds;

                  B. Incurring indebtedness from any person other than an Icahn Affiliate ("Third Party Loans") and repaying such indebtedness;

                  C. Loaning funds or other assets owned by the Company, other than securities issued by Stratosphere Corp., to any Icahn Affiliate ("Company Loan");

                  D. Incurring and paying expenses in connection with any of the activities described in Section 4.1 or Section 4.2; and

                  E. Investing cash on hand not utilized as described in Section
4.1 or Section 4.2(A) through Section 4.2(D) in (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (ii) time deposits and certificates of deposit and commercial paper issued by any domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000 (an "Approved Bank"), (iii) commercial paper issued by any person incorporated under the laws of the United States, or any State thereof, rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investor's Service, Inc. and in each case maturing within one year after the date of acquisition, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (i) through (iii) of this Section 4.2(F) entered into with any Approved Bank or nationally recognized securities dealer, (v) money market funds which have net assets of at least $100 million, substantially all of whose assets comprise securities of the types described in clauses (i) - (iv) above, and (vi) free credit balance obligations of nationally recognized securities dealers.

         4.3 Any Icahn Advance or Company Loan shall accrue Interest (as such term is defined on Exhibit A) from the date such amount is received by or disbursed by the Company, as the case may be, until (i) in the case of an Icahn Advance, the Repurchase Date, and (ii) in the case of a Company Loan, the time of repayment of such Company Loan. All Company Loans and Third Party Loans shall be required to be repaid no later than at the time of the Repurchase Closing (as hereinafter defined).

         4.4 Pursuant to the terms of a certain Letter Agreement, of even date herewith, among the parties hereto, Nybor and Carl C. Icahn, on behalf of all other Icahn Affiliates (the "Letter Agreement"), the Company will sell AREH Bonds and exercise Options on a proportional basis with Nybor and the Icahn Affiliates. To the extent of any conflict between the terms and provisions of
Article IV of this Agreement and the Letter Agreement, the terms and provisions of the Letter Agreement shall be determinative.

         4.5 No term or provision in this Agreement shall limit or restrict the right of any Icahn Affiliate to purchase or acquire Stratosphere Bonds (other than as required under Section 4.4 in connection with the exercise of Options).

                          V. THE REPURCHASE TRANSACTION

         5.1 If, prior to the date which is eighteen (18) months after the Closing Date (i) AREH obtains Licensing, (ii) AREH is no longer required to obtain or maintain Licensing in order to own the AREH Bonds, or (iii) all of the AREH Bonds have been converted into Proceeds which are cash or cash equivalents, by way of sale or otherwise, AREH shall be required promptly to repurchase all of the AREH Bonds, and the Company shall be required to promptly resell such AREH Bonds to AREH (the date of repurchase hereinafter referred to as the "Repurchase Date"), for cash consideration (the "Repurchase Price") equal to:

                  A.       the Purchase Price; plus

                  B. Interest on the Purchase Price calculated from the Closing Date to the Repurchase Date; plus

                  C. the sum of all Icahn Advances to the extent not included in the Purchase Price; plus

                  D. the aggregate of all Interest accrued on Icahn Advances referred to in (C) above; plus

                  E. all amounts owed at the time of the Repurchase Closing with respect to Third Party Loans in respect of AREH Bonds, taking into account repayments of

                           Third-Party Loans in respect of AREH Bonds up to the time of the Repurchase Closing; less

                  F. all amounts owed at the time of the Repurchase Closing with respect to Company Loans, taking into account repayments of Company Loans up to the time of the Repurchase Closing.

         5.2 AREH shall not be required to repurchase, and the Company shall not be required to resell the AREH Bonds under Section 5.1 of this Agreement, if, as of the date which is eighteen (18) months after the Closing Date, (i) AREH is required to obtain Licensing in order to own the AREH Bonds and (ii) AREH has not yet obtained Licensing.

         5.3 The repurchase of the AREH Bonds (the "Repurchase Closing") shall take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036. AREH shall provide the Company with written notice of the Repurchase Date and the time of the Repurchase Closing at least three (3) days prior to the Repurchase Date.

                  A. At the Repurchase Closing, the Company shall deliver to AREH:

                           (1) the AREH Bonds;

                           (2)  duly  executed  instruments   transferring  sole
                           ownership of the AREH Bonds to AREH; and

                           (3) such other and further documents and instruments as AREH shall reasonably request of the Company prior to the Repurchase Date.

                  B.       At the Repurchase Closing, AREH shall deliver to the
                           Company:

                           (1) the Repurchase Price; and

                           (2) such other and further documents and instruments as the Company shall reasonably request of AREH prior to the Repurchase Date.

         5.4 Any disputes or discrepancies regarding calculation of the Repurchase Price shall be referred to an independent firm of certified public accountants mutually acceptable to the parties hereto. Any conclusion or decision of such firm shall be binding on the parties and their successors and assigns absent manifest error.

                          VI. COVENANTS OF THE PARTIES

         6.1 AREH covenants to the Company that:

                  A. At Closing, AREH shall vest good and marketable title to the AREH Bonds in the Company, free and clear of liens, claims and encumbrances.

                  B. AREH will make all reasonable efforts to obtain all state and local licenses, permits and approvals (as listed on Exhibit B, attached hereto and made a part hereof) essential to its legal ownership, operation and management of the Stratosphere Tower, Casino and Hotel in Las Vegas, Nevada ("Licensing"), prior to the date which is eighteen (18) months after the execution of this Agreement or, if Closing occurs prior to such date, prior to the date which is eighteen (18) months after the Closing Date. If, between the date of the execution of this Agreement and the Closing Date, or, if prior to the date which is eighteen (18) months after the Closing Date, AREH is no longer obligated to obtain or maintain Licensing, then AREH's obligations under this
Section 6.1(B) shall terminate unless the Company reasonably determines that AREH's failure to obtain or maintain Licensing would adversely affect the Icahn Affiliates.

                  C. AREH shall not dispose of any Stratosphere Bonds or alienate any interest therein or arising therefrom between the execution of this Agreement and the Closing Date. Notwithstanding the foregoing, if any Icahn Affiliate sells any Stratosphere Bonds between the date of the execution of this Agreement and the Closing Date, AREH may, prior to the Closing Date, sell Stratosphere Bonds having a principal amount equal to the product of the aggregate principal amount of Stratosphere Bonds held by AREH prior to such sale and a fraction (i) the numerator of which is the principal amount of Stratosphere Bonds sold by Icahn Affiliates in such sale, and (ii) the denominator of which is the aggregate principal amount of Stratosphere Bonds held by Icahn Affiliates immediately prior to such sale.

                  D. AREH shall indemnify, defend and hold the Company harmless from and against any and all liability (whether accrued, absolute, contingent or otherwise) loss, damage, expense (including reasonable attorneys' fees) or deficiency resulting from any misrepresentation, breach of covenant or warranty or nonfulfillment of any agreement on the part of AREH under this Agreement.

         6.2      The Company covenants to AREH that:

                  A. The Company will make all reasonable efforts to obtain Licensing, and to assist each of AREH and Carl C. Icahn in obtaining Licensing, prior to the date which is eighteen (18) months after the execution of this Agreement or, if Closing occurs prior to such date, to assist AREH in obtaining Licensing prior to the date which is eighteen (18) months after the Closing Date.

                  B. At the Repurchase Closing, the Company shall vest good and marketable title to the AREH Bonds in AREH, free and clear of liens, claims and encumbrances.

                  C. The Company shall indemnify, defend and hold AREH harmless from and against any and all liability (whether accrued, absolute, contingent or otherwise) loss, damage, expense (including reasonable attorneys' fees) or deficiency resulting from any misrepresentation, breach of covenant or warranty or nonfulfillment of any agreement on the part of the Company under this Agreement.

         6.3 Notwithstanding any term or provision to the contrary in this Agreement, the Company shall have no obligation to initiate, participate in or facilitate the reorganization of Stratosphere Corp. under Chapter 11 of the United States Bankruptcy Code.

                               VII. MISCELLANEOUS

         7.1 Notwithstanding any terms or provisions to the contrary in this Agreement, this Agreement and all rights, duties and obligations of the parties pursuant hereto are wholly contingent upon the execution of the Letter Agreement in the form attached hereto as Exhibit C.

         7.2 This Agreement, including all exhibits hereto, contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by either of the parties.

         7.3 No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of the same or any other term, provision or condition of this Agreement.

         7.4 All representations, warranties, covenants, and agreements made by each party to this Agreement shall survive the execution of this Agreement unless or except as stated otherwise, and each party hereto, and their successors and assigns, shall be entitled to rely upon the representations and warranties of the other party, notwithstanding any investigation conducted before or after execution of this Agreement, or the decision of any party to complete this transaction.

         7.5 This Agreement shall be governed in all respects in accordance with the laws of the State of New York without reference to that state's conflict of laws provisions.

         7.6 This Agreement will be binding upon the respective legal representatives, successors and permitted assigns of the parties hereto. No party hereto may assign the interests or delegate the duties of such party under this Agreement to any other person without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign all or any lesser number of the AREH Bonds, and any and all rights, interests, duties and obligations of the Company under this Agreement to any Affiliate of Carl C. Icahn, provided that the transferee assumes all duties and obligations of the Company under this Agreement.

         7.7 All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given to a party hereto when received by such party:

To AREH:                    Mr. John P. Saldarelli
                            American Real Estate Holdings, Limited Partnership 100 South Bedford Road
                            Mt. Kisco, New York 10549
                            Telephone: (914) 242-7707
                            Facsimile: (914) 242-9282

With a copy to:             Rogers & Wells LLP
                            Attn:  Craig S. Medwick, Esq.
                            200 Park Avenue
                            New York, New York  10166
                            Telephone:  (212) 878-8168
                            Facsimile:  (212) 878-8375

To the Company:             Mr. Carl C. Icahn
                            Nevar LLC
                            100 South Bedford Road
                            Mt. Kisco, New York  10549
                            Telephone:  (914) 242-7720
                            Facsimile:  (914) 241-7497

with a copy to:             Gordon Altman Butowsky Weitzen Shalov & Wein
                            Attn.:  Marc Weitzen, Esq.
                            114 West 47th Street, 21st Floor
                            New York, New York 10036-1510
                            Telephone:  (212) 626-0800
                            Facsimile:  (212) 626-0799

         7.8 This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives.

         7.9 Nothing in this Agreement shall be deemed to create any rights in persons not parties hereto, other than the permitted successors and assigns of the parties hereto.

         7.10 The parties hereto and any successors and assigns thereof shall each pay their own expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, each of the parties hereto or the successors and assigns thereof shall each pay half of any fees of an independent firm of certified public accountants appointed pursuant to Section 5.4 hereof.

         7.11 The section headings in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

         7.12 Each of the parties hereto shall prepare, execute and deliver any documents and/or instruments, in addition to those required by this Agreement, reasonably necessary to carry out or implement any term or provision of this Agreement when reasonably requested to do so by the other party to this Agreement.

         7.13 If any term or provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, such term or provision shall be reformed in accordance with the intentions of the parties to the fullest extent possible, to render such term or provision valid and enforceable.

         7.14 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all counterparts together shall constitute one Agreement. Facsimile transmission of an executed counterpart hereof by a party shall be deemed delivery by such party of such counterpart by the party or parties receiving it.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of this 5th day of June 1998.

                                    AMERICAN REAL ESTATE HOLDINGS
                                    LIMITED PARTNERSHIP

                                    By:  AMERICAN PROPERTY INVESTORS, INC.
                                    Its:  General Partner


                                    By: /s/John P. Saldarelli
                                    Name: John P. Saldarelli
                                    Title: Vice President


                                    NEVAR LLC



                                    By: /s/ Carl C. Icahn
                                    Name: Carl C. Icahn
                                    Title:  Sole Member


       [Signature Page to Repurchase Agreement between AREH and Nevar LLC with respect to Stratosphere Bonds]

                                    EXHIBIT A

For the purposes of this Agreement:

"Interest" shall mean interest per annum of one hundred fifty (150) basis points over the prime rate announced in New York City by Citibank, N.A. from time to time.

"Proceeds" shall mean any and all cash, property, securities, rights or other proceeds which the holder of Stratosphere Bonds receives in respect thereof or in exchange therefor, whether or not in connection with a reorganization of Stratosphere Corp. under Chapter 11 of the United States Bankruptcy Code and/or in connection with any recapitalization of Stratosphere Corp., including, without limitation, proceeds of the repayment of any Company Loan described in
Section 4.2(C) of this Agreement and any Interest thereon, and excluding (i) any amounts received by AREH with respect to sales permitted pursuant to Section 6.1(C) of this Agreement, and (ii) any amounts used to repay Third Party Loans.

"Stratosphere   Bonds"  shall  mean  the  Guaranteed  First  Mortgage  Notes  of
Stratosphere Corp., bearing interest at 14.25% per annum, due and payable May 15, 2002, and all Proceeds thereof.

                                    EXHIBIT B

         Each of the following shall be deemed to have obtained Licensing within the meaning of this Agreement upon the procurement from the Nevada Gaming Commission and the City of Las Vegas of the licenses, certifications, permits and/or approvals listed below their names:

AREH:
1. Registration as a holding company entitled to own the securities of Stratosphere Corp.;
2. Approval of the acquisition of control over Stratosphere Corp., as a result of the repurchase of 27.6% of the equity of Stratosphere Corp. from Nevar;
3. Approval as a shareholder and "controlling" shareholder (more than 10% of equity) of Stratosphere Corp.

         AREH acknowledges that its general partner and its principal limited partner will be required to obtain the following licenses, certifications, permits and/or approvals from the Nevada Gaming Commission and the City of Las Vegas before AREH will be granted the above-referenced Licensing by the Nevada Gaming Commission and the City of Las Vegas:

American Real Estate Partners, L.P. (principal limited partner of AREH),
("AREP")
1.       Registration as a publicly traded limited partnership;
2. Registration as a holding company of AREH and a finding of suitability of as a limited partner of AREH.

American Property Investors, Inc. (general partner of AREH and AREP), ("API")
1.       Licensing to permit API to be the general partner of AREH and AREP;
2. Registration as a holding company entitled to own 1% of the equity in AREH and AREP
3.       Licensing of the following API officers and directors:
         (a) Carl Icahn - Chairman of the Board and President (b) Jack Wasserman
         - Director (c) William Leidesdorf - Director (d) Alfred Kingsley - Director (e) Henry Gerard - Vice President and Controller (f) John Saldarelli - Vice President, Secretary, Treasurer, CFO (g) Martin Hirsch - Vice President;
4. Approval of a shelf registration for a continuous or delayed public offering.

The Company:

1. Registration as a holding company entitled to own the securities of Stratosphere Corp.;
2. Approval of the acquisition of control over Stratosphere Corp., as a result of the purchase of
         27.6% of the equity of Stratosphere Corp. from AREH;
3. Approval as a shareholder and "controlling" shareholder (more than 10% of equity) of Stratosphere Corp.;

Carl C. Icahn:
1. Licensing as a controlling person of AREH on the basis of his indirect beneficial ownership of 70% of the equity of AREH and his control of AREH;
2.       Licensing as the sole member of the Company.

                                    EXHIBIT C


                       [Letter Agreement attached hereto]

                                LETTER AGREEMENT

         This Letter Agreement (the "Agreement") is made this 5th day of June, 1998, by and between American Real Estate Holdings Limited Partnership ("AREH"), a Delaware limited partnership, Nevar LLC, a New York limited liability company ("Nevar"), Nybor Limited Partnership, a Delaware limited partnership ("Nybor") and Carl C. Icahn, an individual ("Icahn").

                                    RECITALS:

         WHEREAS, AREH and Nevar entered into a certain Repurchase Agreement of even date herewith between AREH and Nevar (the "Repurchase Agreement");

         WHEREAS, as of the date hereof Nybor owns Stratosphere Bonds;

         WHEREAS, Section 4.4 of such Repurchase Agreement contemplates that Nevar and other entities at least 95% directly or indirectly owned by Icahn ("Icahn Affiliates", which term shall include Nybor but shall not include Nevar or Stratosphere Corp. and/or the successors or assigns of any thereof) will, should they at any time during the term of the Repurchase Agreement own any Stratosphere Bonds, act in accordance with this Agreement with respect to the disposition of Stratosphere Bonds during the term of the Repurchase Agreement; and

         WHEREAS, the execution of the Repurchase Agreement is contingent upon the execution of this Agreement.

         NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree on behalf of themselves and their successors and assigns that:

1. Any capitalized terms not defined herein shall have the meaning ascribed to them in the Repurchase Agreement.

2. If, between the Closing Date and the Repurchase Closing, Nevar, on the one hand, or any Icahn Affiliate, on the other, sells Stratosphere Bonds or exercises Options, then, within a reasonable time thereafter, an Icahn Affiliate, on the one hand, or Nevar on the other, respectively, shall sell Stratosphere Bonds or exercise Options, as the case may be, so that Nevar, on the one hand, and Icahn Affiliates, on the other hand, sold Stratosphere Bonds in proportion to their relative holdings of Stratosphere Bonds immediately prior to the sale which invoked this Section 2 and exercised Options in proportion to their relative holdings of Options immediately prior to the exercise which invoked this Section 2. For purposes of this Section 2, (i) Stratosphere Bonds shall include interests in Stratosphere Corporation acquired after the Closing Date of the same class as Stratosphere Bonds, and (ii) sales or transfers of Stratosphere Bonds between Icahn Affiliates shall not be taken into account and shall not constitute a sale. The Repurchase Price set forth in the Repurchase Agreement shall be adjusted properly to take into account (i) an allocation between the Icahn Affiliates, on the one hand, and Nevar, on the other, of the amount received with respect to sales of Stratosphere Bonds between the Closing Date and the Repurchase Date, so that the Icahn Affiliates, on the one hand, and Nevar, on the other, receive the same average price for Stratosphere Bonds sold during such period, and (ii) an allocation of Expenses (as hereinafter defined) incurred between the Closing Date and the Repurchase Date in proportion to the relative time weighted average of Stratosphere Bonds held by Nevar, on the one hand, and the Icahn Affiliates, on the other.

3. For the purposes of this Agreement, "Expenses" shall mean any and all expenses paid or incurred by Nevar or an Icahn Affiliate with respect to actions authorized under Section 4.1 of the Repurchase Agreement including interest paid or accrued with respect to any Third Party Loan to the extent incurred to fund such expenses and excluding any amount expended to purchase additional Stratosphere Bonds, whether through exercise of an Option or otherwise, and interest paid or accrued on Third Party Loans to the extent incurred to fund such purchase.

4. Icahn agrees to cause the Icahn Affiliates to perform this Agreement in accordance with its terms.

5. This Agreement shall be governed in all respects in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

6. No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of the same or any other term, provision or condition of this Agreement.

7. This Agreement will be binding upon the respective legal representatives, successors and permitted assigns of the parties hereto. No party hereto may assign the interests or delegate the duties of such party under this Agreement to any other person without the prior written consent of the other party. Notwithstanding the foregoing, any Icahn Affiliate may assign all its rights, interests, duties and obligations under this Agreement to any other Icahn Affiliate, provided that the transferee assumes all duties and obligations of the its transferor hereunder.

8. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives.

9. The section headings in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

10. Each of the parties hereto shall prepare, execute and deliver any documents and/or instruments, in addition to those required by this Agreement, reasonably necessary to carry out or implement any term or provision of this Agreement when reasonably requested to do so by the other party to this Agreement.

11. If any term or provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, such term or provision shall be reformed in accordance with the intentions of the parties to the fullest extent possible, to render such term or provision valid and enforceable.

12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all counterparts together shall constitute one Agreement. Facsimile transmission of an executed counterpart hereof by a party shall be deemed delivery by such party of such counterpart by the party or parties receiving it.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of this 5th day of June 1998.

                              AMERICAN REAL ESTATE HOLDINGS
                              LIMITED PARTNERSHIP

                              By:  AMERICAN PROPERTY INVESTORS, INC.
                              Its: General Partner


                              By: /s/John P. Saldarelli
                              Name: John P. Saldarelli
                              Title:Vice President


                              NEVAR LLC


                              By: /s/ Carl C. Icahn
                              Name: Carl C. Icahn
                              Title: Sole Member


                              NYBOR LIMITED PARTNERSHIP

                              By: BARBERRY CORP.
                              Its: General Partner

                              By: /s/ Carl C. Icahn
                              Name: Carl C. Icahn
                              Title:President


                              CARL C. ICAHN

                              /s/ Carl C. Icahn
                              _________________________________


  [Signature Page to Letter Agreement between AREH, Nybor Limited Partnership,
         Nevar LLC and Carl C. Icahn relating to the Stratosphere Bonds]